Exhibit (a)(1)(F)

FORM OF AMENDMENT TO STOCK OPTION AGREEMENT AND
PROMISE TO MAKE CASH PAYMENT

To:

From:  Apple Inc.

Date:

Subject:  Amendment of Your Stock Options

You have elected to participate in the Offer to Amend the Exercise Price of Certain Options to have the exercise price of certain of your options amended.  We have accepted your election to amend the options listed on the attached Schedule of Amended Options and Cash Payments (the “Options”).  These Options are now exercisable, subject to vesting and the other terms thereof, at the amended exercise price as listed on the attached Schedule of Amended Options and Cash Payments.

In exchange for your agreement to amend your options to purchase shares of Apple Inc. common stock, as indicated by your election form, Apple Inc. hereby promises to pay you a cash payment for them as described on the Schedule of Amended Options and Cash Payments attached hereto.

Any such payment will be paid, less applicable tax withholding, promptly on or after January 25, 2008.  The payments due to you are shown on the attached Schedule of Amended Options and Cash Payments.  These payments are not subject to vesting.

This memo acts as an amendment to each of your Options.  To the extent not amended by this memo, your Options will continue to be subject to the terms and conditions of the Apple Inc. 1997 Employee Stock Option Plan under which the original options were granted.

This memo is subject to the terms and conditions of the offer as set forth in: (1) the Offer to Amend the Exercise Price of Certain Options; (2) the Email to All Eligible Option Holders; (3) the Election Form; and (4) the Withdrawal Form (collectively, the “Offer Documents”), all of which are incorporated herein by reference.  This memo and the Offer Documents reflect the entire agreement between you and Apple concerning this transaction.  This memo may be amended only by means of a writing signed by you and an authorized officer of Apple.

APPLE INC.

By:

Date:

Title:

Personnel Grant Status As of Monday, April 16, 2007	Apple Inc. Schedule of Amended Options and Cash Payments

Name: John A. Smith ID: 12345

The following is the schedule of your amended Apple option grant(s):

Option Grant Number	Option Date	Plan	Number of Shares Underlying Option Grant	New Exercise Price per Share		Cash Payment per Share		Total Cash Payment
XXXX	XX/XX/XXXX	XXXX	X,XXX	$	XX.XX	$	X.XX	$	XXXX.XX

If you have questions about the above list, please direct them to 409Ahelp@apple.com.